Exhibit (h)(4)(a)

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) made as of May 1, 2023, is by and between LINCOLN FINANCIAL INVESTMENTS CORPORATION, a Tennessee corporation (“Adviser”) and MODERN WOODMEN OF AMERICA (“Society”), a fraternal benefit society organized under the laws of the State of Illinois.

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”) is registered under the Investment Company Act of 1940 (the “Investment Company Act”) as an open-end management investment company;

WHEREAS, the Trust is composed of separate series, some or all of which are listed on the attached Schedule One (each, a “Fund”) as it may be amended from time to time;

WHEREAS, the parties have entered into a Fund Participation Agreement (the “Participation Agreement,” as the same may be amended from time to time), dated May 1, 2023, by and among Society, Adviser, the Trust, on its behalf and on behalf of the Funds and Lincoln Financial Distributors, Inc.;

WHEREAS, pursuant to the Participation Agreement, Society, on behalf of its separate account identified therein (“Separate Account”), shall purchase shares (“Shares”) of certain Funds to serve as an investment vehicle for the Separate Account to fund certain variable annuity contracts identified on Schedule Two hereto (as the same may be amended from time to time) (the “Contracts”), which Funds may be one of several investment options available under the Contracts;

WHEREAS, Adviser provides or procures, among other things, investment advisory and/or administrative services to the Funds;

WHEREAS, Adviser desires Society to provide the administrative services specified in the attached Exhibit A (“Administrative Services”), in connection with customers purchasing Shares indirectly through their purchases of Contracts issued by the Separate Account of the Society (the “Variable Contract Owner(s)”); and Society is willing and able to provide such Administrative Services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:

1.	Society agrees to perform some or all of the Administrative Services specified in Exhibit A hereto for the benefit of the Variable Contract Owners.

2.	Society agrees to maintain separate records for each Variable Contract Owner, which records shall reflect Shares indirectly purchased and redeemed for the benefit of the Variable Contract Owner and Share balances indirectly held for the benefit of the Variable Contract Owner.

3.	Society may contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of Society required by this Agreement, or the Participation Agreement.

4.	In consideration of the performance of the Administrative Services by Society with respect to the Contracts, beginning on the date hereof, Adviser agrees to pay Society an annual fee which shall equal 0.25% (the “Asset Fee”) of the average daily value of each Fund’s assets attributable to the Contracts held by the Variable Contract Owners. The foregoing fee will be paid by Adviser to Society quarterly within thirty (30) days after the end of the calendar quarter. For purposes of determining the payment, the total of the average daily net assets in the applicable Funds shall be multiplied by the Asset Fee multiplied by the actual number of calendar days in the period divided by the number of calendar days in the year.

Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to Society relate solely to the performance by Society of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by Society to any separate account organized by Society, or for any investment advisory services, or for costs associated with the distribution of any variable annuity contracts.

5.	This Agreement may be terminated without penalty at any time by Society or by Adviser as to one or more of the Funds collectively, upon sixty (60) days written notice to the other party. Adviser may terminate this Agreement, with thirty (30) days written notice, in the event Society does not, or is unable to, meet its obligations under paragraph 1 hereof. Notwithstanding the Adviser’s ability to terminate the Agreement upon thirty (30) days written notice, Society will be given the opportunity to cure any noncompliance with paragraph 1 of the Agreement and if such noncompliance is cured within the thirty (30) day period following receipt of written notice, the Agreement will not terminate.

6.	It is understood and agreed that in performing the services under this Agreement, the Society, acting in its capacity described herein, shall at no time be acting as an agent for the Adviser, the Trust or any of the Funds.

7.	This Agreement may only be amended pursuant to a written instrument signed by both parties hereto. This Agreement may not be assigned by a party hereto without the prior written consent of the other party.

8.	This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law of such jurisdiction.

9.	This Agreement, including Exhibit A and Schedules One and Two, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters. Schedules One and Two may be amended from time to time, as appropriate, to accurately reflect any changes in the Funds available as investment vehicles under the Participation Agreement.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

LINCOLN FINANCIAL INVESTMENTS CORPORATION

/s/ Benjamin Richer
By: Benjamin Richer
Title: SVP, Head of Funds Management

MODERN WOODMEN OF AMERICA

/s/ Jerald J. Lyphout
By: Jerald J. Lyphout
Title: President

SCHEDULE ONE

Investment Company Name:	Fund Name(s):

Lincoln Variable Insurance Products Trust	LVIP JP Morgan Small Cap Core Fund

LVIP JPMorgan Mid Cap Value Fund

SCHEDULE TWO

List of Contracts

Separate Account:	Variable Contract:

Modern Woodmen of America Variable Annuity Account established March 30, 2001	Individual flexible premium deferred variable annuity contract

EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, Society shall perform some or all of the following Administrative Services:

1.	Establish and maintain a teleservicing support system whereby the Society shall respond to inquiries, as permitted by applicable law and to the extent appropriate, from Variable Contract Owners regarding Fund prospectuses, reports, notices, proxies and proxy statements concerning the Funds.

2.	Establish and maintain an internet website whereby Variable Contract Owners and their financial intermediaries may access performance information regarding the Funds and any other Fund information as Society determines appropriate.

3.	Provide and administer various features of the Contracts for the benefit of Variable Contract Owners which relate to the Funds, which may include transfers among the Funds, to the extent the Society deems appropriate, dollar cost averaging, asset allocation, portfolio rebalancing, and pre-authorized deposits and withdrawals.

4.	Provide Variable Contract Owners with a service that directly or indirectly invests the assets of their accounts in a Fund’s Shares pursuant to specific or pre-authorized instructions.

5.	Provide information periodically to Variable Contract Owners showing premiums or cash values allocated to sub-accounts invested in the Fund’s Shares.

6.	Respond to inquiries from Variable Contract Owners relating to the services performed by the Society under this Agreement.

7.	If required by law, forward communications from the Trust in accordance with the Participation Agreement (such as proxies, shareholder reports, annual and semi-annual financial statements, and dividend, distribution, and tax notices) to Variable Contract Owners.

8.	Provide such other similar services as may be mutually agreed upon between the parties hereto to the extent the Society is permitted to do so under applicable statutes, rules, or regulations.